UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2016

Huttig Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14982	43-0334550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Maryville University Dr., Suite 400, St. Louis, MO		63141
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (314) 216-2600

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Huttig Building Products, Inc. (the “Company”) entered into an Amended and Restated Executive Agreement with Mr. Jon Vrabely effective March 16, 2016 (the “Agreement”). Mr. Vrabely served as the President and Chief Executive Officer of the Company since January 1, 2007. The Agreement extends the term of Mr. Vrabely’s employment until December 31, 2016. The Agreement will renew automatically for additional one-year periods, unless either party provides written notice of non-renewal at least 90 days’ prior to the expiration of the term.

Under the Agreement, Mr. Vrabely will receive a base salary of $550,000 per year commencing calendar year 2016 and will be eligible to receive an additional annual incentive bonus award targeted at 100% of his base salary and annual long-term incentive awards targeted at 100% of base salary.

The Agreement also provides the following changes to Mr. Vrabely’s compensation beginning in 2016:

•	Participation in a new defined contribution supplemental retirement plan with discretionary annual contributions by the Company that vest based on continued employment through January 1, 2023;

•	Additional supplemental life and long-term disability insurance with benefits of three times his base salary upon death and providing supplemental income in the event of disability; and

•	Revised severance multiple from 2x to 3x for a termination without “cause” or for “good reason” during the post “change in control” protected period.

Under the Agreement, either the Company or Mr. Vrabely may terminate his employment at any time. If Mr. Vrabely resigns for “good reason” or the Company terminates him without “cause” and such termination is not in connection with a “change in control” event, he will be entitled to receive (i) severance payments over 24 months equal to twice his base salary and average annual bonus, (ii) a pro-rated annual bonus for the year of termination based on actual performance, (iii) a payment equal to two years of COBRA premiums, (iv) full vesting of the defined contribution supplemental retirement plan balance, (v) full vesting of time-vesting long-term incentive awards, and (vi) pro rata vesting of performance-based long-term incentive awards based on actual performance. If Mr. Vrabely resigns for “good reason” or the Company terminates him without “cause” and such termination occurs during the post “change in control” protected period, he will be entitled to receive (i) a lump sum severance payment equal to three times his base salary and average annual bonus; (ii) a pro-rated annual bonus for the year of termination based on prior bonus amounts; (iii) a payment equal to three years of COBRA premiums, (iv) vesting of the defined contribution supplemental retirement plan balance and outstanding long term incentive awards as described above and (v) outplacement services valued up to $25,000. In the event Mr. Vrabely’s employment is terminated due to his death or disability, he is entitled to receive his accrued salary and benefits, as well as vesting of the defined contribution supplemental retirement plan balance and outstanding long term incentive awards as described above. In the event of Mr. Vrabley’s termination of employment for any other reason, he is entitled to his accrued salary and benefits, as well as pro rata vesting of performance-based long-term incentive awards based on actual performance. The Agreement does not include any excise tax gross up payments.

Under the terms of the Agreement, Mr. Vrabely will be subject to certain confidentiality, non-solicitation, non-competition, and non-disparagement restrictive covenants.

In connection with Mr. Vrabely’s entry into the Agreement, the Board approved a 2016 long term incentive award with 45% as a time-vesting restricted stock award and 55% as a cash-based long term performance award with a performance period covering 2016-2018.

The foregoing descriptions of the Agreement are qualified in their entirety by the text of such Agreement, a copy of which is attached as Exhibit 10.1 to the Company’s Form 8-K dated March 18, 2016.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are attached herewith:

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement dated March 16, 2016 by and between Huttig Building Products, Inc. and Jon P. Vrabely

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huttig Building Products, Inc.
(Registrant)
Date: March 18, 2016
/s/ Jon P. Vrabely
Jon P. Vrabely
President and Chief Executive Officer